For Immediate Release
                                                         Contact:  John L. Flynn
                                                         Chief Financial Officer
                                                                    703-478 5830
                                                     email: JFLYNN@FAIRCHILD.COM

The Fairchild Corporation [NYSE:FA] Completes the Sale of Fairchild Fasteners to Alcoa for $657 million

Dulles, Virginia (December 3, 2002) -- The Fairchild Corporation (NYSE:FA) announced today that it has completed the sale of its fastener business for approximately $657 million to Alcoa Inc (NYSE:AA). The cash received from Alcoa is subject to a post-closing adjustment based upon the net working capital of Fairchild Fasteners on December 3, 2002, compared with its net working capital as of March 31, 2002. Fairchild may also receive additional cash proceeds up to $50 million, in an earnout formula based on the number of Boeing and Airbus commercial aircraft deliveries during 2003-2006.

Jeffrey Steiner, Chairman and Chief Executive Officer of The Fairchild Corporation, stated: "This sale is very timely. It allows Fairchild to lessen dependency on a single industry, provides funds for new acquisitions and reduces debt to $31 million of non-recourse real estate financing and $5 million of other debt."

The Fairchild Corporation used a portion of the proceeds from the sale to repay its bank debt and to complete a tender offer acquiring all of its outstanding $225 million 10.75% senior subordinated notes due in April 2009. The tender offer and the repayment of bank debt closed concurrently with the closing of the sale to Alcoa.

Eric Steiner, President and Chief Operating Officer of The Fairchild Corporation, stated: "Conditions in today's financial markets, and the economy in general, have made available many growth opportunities. We fully intend to redeploy our cash in those opportunities which will enable us to build a strong industrial company for the long term."

About The Fairchild Corporation

The Fairchild Corporation is engaged in the aerospace distribution business which stocks and distributes a wide variety of aircraft parts to commercial airlines and aerospace companies providing aircraft parts and services to customers worldwide. The Fairchild Corporation also owns and operates a shopping center located in Farmingdale, New York. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of
Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company's actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company's business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.